Exhibit 5.1
Opinion of Counsel

Key Law Firm, PC
2400 S. Clayton St., Suite 1000
Denver, Colorado 80210

July 23, 2002

The Board of Directors
SAN Holdings, Inc.
900 W. Castleton Rd., Ste. 100
Castle Rock, Colorado 80104

RE:           FORM SB-2 REGISTRATION STATEMENT
                 OPINION AND CONSENT OF COUNSEL

Dear Sirs:

        As securities counsel for SAN Holdings, Inc. (the “Company”) a Colorado corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation, as restated and amended, and Bylaws, as amended, of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

        We have also, as such counsel, examined the Registration Statement on Form SB-2, as amended (SEC File No. 333-87196) to be filed with the Commission on or about July 23, 2002, covering the resale of up to 35,650,540 shares of Common Stock of the Company by the Selling Shareholders, as more particularly described in the Registration Statement.

        Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that:

(1)	The outstanding shares of Common Stock to be sold by the Selling Shareholders have been duly authorized and are legally issued, fully paid and non-assessable; and

(2)	The warrants that relate to shares to be resold by the Selling Shareholders are legal and binding obligations of the Company, and the shares of Common Stock to be issued to the Selling Shareholders upon their exercise of warrants have been duly authorized and, upon exercise and payment of the warrant exercise price, the shares will be legally issued, fully paid and non-assessable.

The Board of Directors
SAN Holdings, Inc.
July 23, 2002

        This opinion is limited to the laws of the State of Colorado and the federal law of the United States of America, and to the matters stated herein.

        We acknowledge that we are referred to under the caption “Legal Matters” included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                                                                                  Very truly yours,

                                                                                                  /s/ KEY LAW FIRM, PC